                                                                Exhibit 10.84

[BENEMANN TRANSLATION CENTER LETTERHEAD]



[Translator's note: the bottom of every page of the Lease is initialed by both parties.]

                                   COMMERCIAL LEASE


BETWEEN THE UNDERSIGNED:

DOMILYON CORPORATION, with FRF 15,000,000 in assets, which became a private corporation on October 19, 1992,

headquartered at 321 avenue Jean Jaures, LYON 69007, LYON Trade and Company Register registration number D 348 447 285,

Represented by Mr. Jean-Michel BONABOSCH, acting in his capacity as Director

                                                  Hereinafter "Landlord"
                                                    ON THE ONE HAND

AND

"DOMILENS LABORATORIES" corporation, with FRF 43,500,000 in assets,

headquartered at 321 avenue Jean Jaures, LYON 69007, LYON Trade and Company Register registration number B 327 032 629,

Represented by Mr. Francois PERRARD, its Chief Executive Officer, specially authorized to negotiate and sign this document,

                                                  Hereinafter "Tenant"
                                                    ON THE OTHER HAND


GIVEN THE FOLLOWING:

By private agreement dated January 2, 1990, DOMILYON Corporation leased DOMILENS Corporation the premises discussed in this lease and which shall be described hereafter. Given that extensive alterations have been carried out, the parties have agreed to cancel this lease prior to its termination date and to enter into a new one, the terms of which follow:

THE PARTIES HAVE AGREED UPON THE FOLLOWING:

CHAPTER 1 - GENERAL CONTRACT TERMS

*ARTICLE 1 - PURPOSE OF LEASE AND DESCRIPTION OF PREMISES

Landlord leases to Tenant, who agrees to use the premises referred to in the "specific terms".

*ARTICLE 2 - STARTING DATE AND TERM OF LEASE

This Lease shall take effect on the date indicated in the "specific terms".

*ARTICLE 3 - INVENTORY OF PREMISES

Tenant, having previously occupied the leased premises, hereby admits knowledge of said premises and exempts Landlord from providing a more detailed description than that appearing in the "specific terms". Tenant accepts the premises "as is", without the possibility of demanding any repairs or improvements.

By way of clarification, any difference between the measurements and surfaces mentioned in this Lease or from diagrams that might be attached, and the real dimensions of the premises, shall not justify a reduction or increase of rent, as the parties refer to the existing "as is" condition of the premises.

If the leased premises are located in a building which has just been constructed, Tenant shall bear the inconveniences arising from poor workmanship and other inherent defects, even, as the case may arise, those resulting from construction on the entire building in which they may be located, without the possibility of claiming any compensation or rent reduction from Landlord.

Tenant agrees to allow free access to its premises to companies responsible for performing work necessary to remedy complaints, as well as to repair problems that might be noticed in the future.

An inventory of the premises shall be drawn up between both parties, at the expense of Tenant within a maximum of fifteen days of Tenant's entering the premises. Failing this, the premises shall be considered to have been leased in perfect condition.

--------------------------------------------------------------------------------
[N.B. It is mandatory that articles marked with an asterisk (*) be completed in the specific terms (chapter II).]

*ARTICLE 4 - TERMS OF LEASE

1) USE AND ENJOYMENT

*The premises must be occupied exclusively for the use and purpose envisioned in the "specific terms".

Tenant shall use the premises peacefully and in such a way not to disturb the peace of neighbors and third parties.

Tenant must personally occupy the leased premises and may not assign possession to anyone, in any manner, even temporarily, or free of charge or precariously.

If the leased premises are a part of a whole divided into parcels or a jointly owned property, or a regulated zone, or constitute only a subparcel of a whole belonging to Landlord or of a whole divided into subparcels, Tenant agrees to respect the provisions of the "conditions of contract", the zoning regulations, the rules of the property owners' association, the regulations of the jointly owned property, by-laws, or any and all covenants involving the leased premises and mentioned in the specific terms.

This Lease does not contain any guaranty of exclusivity or non-competition by Landlord, who reserves the right to lease any premises for the exercise of any activities similar or identical to those of Tenant.

2) SAFETY REGULATIONS

Tenant must take care to respect the administrative regulations and safety rules pertaining to the category of building containing the leased premises. Notwithstanding Civil Code article 1721 Landlord assumes no duty to guaranty.

3) ADMINISTRATIVE AUTHORIZATIONS

Tenant shall be personally responsible for securing all authorizations stemming from the legislative, statutory (notably Town Planning Code, articles L 510.1 and R 510.1 ET SEQ, if the premises are located in the Paris region), administrative or other rules, concerning the use of the leased premises and, as the case may arise, their use by the public. Tenant may in no way disturb or pursue Landlord in this connection. Tenant must satisfy all the formalities and pay all costs which might prove necessary to the pursuit of its activity and consequently release Landlord from any liability that might ensue in this connection.

4) SUBLETTING AND ASSIGNMENT

a) SUBLETTING

Any partial or total sub-letting is prohibited.

b) ASSIGNMENT

Tenant may not assign in any way its interest in this Lease without the previous written consent of Landlord, except to a party acquiring Tenant's company.

In any case, Tenant shall remain joint guarantor of the successive sublessor(s), as much for the payment of rent and incidentals as for the fulfillment of any clauses or terms of the Lease, without the possibility of protest or the benefit discussion or division.

Subletting may occur only by a deed executed and authenticated by Landlord's notary; Landlord must be notified by registered letter with return receipt requested to participate in this deed. Landlord shall be sent an enforceable copy of this deed at no cost to Landlord.

5) DUTY TO FURNISH AND DEVELOP THE PREMISES

Tenant must constantly and at all times furnish the premises with enough equipment and furniture of sufficient quantity and value to cover payment of rent and performance of the terms of this Lease. Tenant must use the premises effectively and without interruption for the activity outlined below.

6) CONSTRUCTION WORK

a) REPAIR AND MAINTENANCE WORK

Tenant shall be responsible not only for rental repairs and minor maintenance (Civil Code, art. 1720, paragraph 2 and art. 1754, paragraph 1), but also for any type of repairs, including major repairs defined by Civil Code article 606, regardless of their extent and regardless of the cause of the deterioration
(fault or defect of construction, dilapidation, etc....), even in the case of force majeure. This applies to both the building itself as well as to its equipment.

Tenant must immediately notify Landlord with written confirmation of all repairs incumbent upon Landlord, as well as of all deterioration, damages or accidents befalling the leased premises or caused by them, under penalty of being held liable for the consequences that might result from Tenant's silence or delay. Tenant has a duty, as the case may arise, to notify the Landlord of poor workmanship, faults or defects affecting the buildings, for the purpose of executing biennial or decennial guaranties.

Tenant, at its expense, immediately must eliminate all rodents and other parasites that might appear in the leased premises. Tenant must take all the necessary protective measures against frost.

Upon Tenant's departure, Tenant, at its expense, must prove, by an inventory of the premises drawn up between both parties, that the premises are in an excellent condition of upkeep and repair of any kind in accordance with the above stipulations. Failing this, Tenant must pay Landlord the cost of necessary restoration work. This amount shall not be covered by the deposit hereinafter discussed.

b) IMPROVEMENTS AND ALTERATIONS

Tenant may not make any alterations, or add installations or fixtures, which would affect the basic structure or modify the interior layout of the leased premises without Landlord's previous written authorization. Landlord may require the supervision of his architect whose fees shall be paid by Tenant.

The diagrams and descriptions of alterations, installations, or fixtures planned by Tenant must be attached to the request for authorization.

Upon Tenant's departure, all alterations, installation, improvements and additions that Tenant may have effectuated shall become, by accession and without compensation, the property of Landlord, unless Landlord prefers to request the restoration of the premises to their original condition exclusively at Tenant's expense, even if Landlord authorized the changes.

c) ALTERATIONS IMPOSED BY REGULATIONS

Tenant furthermore shall be responsible for all work, regardless of cost, imposed in the building by either legislative or regulatory rules or by administrative injunctions, especially all work involving health and safety, even in the event of force majeure.

Tenant waives recourse in such an event to Civil Code, articles 1755, 1719, paragraphs 2 and 3 and 1720.

d) RULES PERTAINING TO CONSTRUCTION WORK

In the case of default by Tenant, Landlord may arrange for completion of construction work described in a) and c). Tenant shall reimburse the cost of this work upon Landlord's first request.

Tenant is solely responsible for performance for all construction work described in paragraphs a), b) and c) above. Tenant shall have no claim against Landlord. Tenant shall secure all administrative or other authorizations and subscribe to any insurance policies which prove necessary, in particular, legally required policies. Tenant shall require that these companies offer sufficient coverage for Tenant's professional, contractual, ex delicto and quasi ex delicto responsibilities.

Tenant may not request any reduction in rent or contract cancellation, regardless of the duration and extent of construction work, whether the work is performed by Tenant or Landlord, and in the latter case expressly notwithstanding Civil Code article 1724.

If the leased premises are a part of a jointly owned property or constitute only a subparcel of a building belonging to Landlord, the Tenant's duties to perform, listed above, involve only construction work relating to the Tenant's leased subparcels.

Regarding construction work on common areas, decided upon and carried out by the property owners' association or Landlord, Tenant shall have to reimburse Landlord its share of expenditures corresponding to the leased premises.

*7) SIGNS

The posting of /[handwritten] additional [signature]/ outdoor signs or of billboards is prohibited without Landlord's advance written approval, which is indicated, in this Lease, in the "specific terms". Tenant must conform to Landlord's regulations in the case that Tenant wishes to post any inscription or indications of its business name or purpose in the common areas of the building.

8) LIABILITIES AND CLAIMS

Tenant may make no request for a rent reduction, nor may Tenant have any claim against Landlord:

- in the event of interruption or of poor functioning of the various building services.

- in the event of theft, looting, damages or other illegal acts committed in the leased premises. In particular, Landlord does not assume any obligation to provide surveillance.

Tenant waives any claim against Landlord for prevention of enjoyment due to third parties, and is personally responsible for actions taken against third parties. The Tenant shall exercise Landlord's rights to prosecute in these circumstances.

9) INSURANCE

a) Tenant, at its expense, must obtain and maintain, for the entire term of this Lease, for its furniture, equipment, windows, fixtures, and installations, insurance against risk of fire, explosions, flooding, and claims from neighbors and third parties, acts of malevolence, terrorism, sabotage, riots and popular uprisings.

b) Tenant, at its expense, must also, as occupant, insure its civil liability for all bodily or material damages, which might be caused to third parties, due to Tenant's occupation of the premises, due to its employees or agents, or due to the existence or use of its fixtures and installations.

c) Additionally, Tenant's insurance policies must provide that their cancellation may not take effect until fifteen days after the insurer provides notice to Landlord. Tenant waives and shall have its insurance company waive any claim against Landlord.

d) Tenant shall tender to Landlord, at Landlord's first request, proof that the above-discussed policies have been signed and that the corresponding premiums have been paid.

It is expressly agreed that any payments due to Tenant by all insurance companies in the event of an accident, regardless of cause, shall be assigned to Landlord, as needed, up to the amounts which may be due.

e) Landlord shall be personally responsible for insuring the building at normal market rates, but Tenant shall reimburse Landlord's premiums.

10) LEVIES AND TAXES

Tenant must pay all charges imposed by the city, police and garbage collections services that are normally charged to tenants, in such a way that Landlord shall not be disturbed in this connection. In particular, Tenant must pay the professional tax and all levies incumbent upon Tenant but for which Landlord is or might be held responsible in any way. Tenant must prove payment of any claim, in any case, eight days at least before leaving the leased premises.

11) UTILITIES

Tenant shall be responsible for all subscriptions to water, electricity, telephone services, etc....

12) VISITATION OF PREMISES

During the Lease term, Tenant must allow Landlord's representatives to visit the leased premises at any time, in order to check upon their condition; and Tenant must tender any requested proof that the terms of the Lease are being fulfilled.

During the six months preceding expiration of the Lease, Tenant must allow any person Landlord authorizes to visit the leased premises any day from 9:00 a.m. to 11:00 a.m. and from 2:00 p.m. to 5:00 p.m., except holidays. Tenant must during this time allow Landlord to post a notice or sign indicating that the premises are for lease.

* ARTICLE 5 - FINANCIAL TERMS OF LEASE

1) RENT

Rent is due from the date the Lease takes effect.

a) BASE ANNUAL RENT

*This Lease is agreed upon and accepted for an annual rent, before taxes, the amount of which is indicated hereafter in the "specific terms".

This rent shall be payable quarterly, each trimester and in advance, on the first day of the first month of each civil trimester.

Rent for the period between the starting date of this Lease and the expiration of the pending civil trimester at that date shall be paid at the time the Lease takes effect.

Landlord hereby opts for the application of the value-added tax on revenues from this location.

This tax shall be charged to Tenant, who agrees to pay Landlord at the same time as the corresponding periodical rent before taxes. Tenant also agrees to pay all taxes which might be substituted for or added to the value-added tax by regulations.

In the event of Tenant's failure to pay rent, corresponding V.A.T., or expenses, on the due date, Tenant shall owe Landlord an amount equal to .75% plus taxes per month of delay or fraction of month of delay. This amount, based on the total of the unpaid amount when due, shall automatically become due without advance notice. Payment of this amount does not allow Tenant to further delay any payments due.

*b) INDEXING OF ANNUAL RENT

Annual rent shall be indexed on the national index of the cost of construction, published each trimester by the INSEE [Census Bureau].

The index used for the determination of base annual rent is indicated in the "specific terms".

Consequently, annual rent shall be adjusted automatically each year on the anniversary of this Lease"s starting date in the same manner and the same proportion of the year-to-year variation of the index of the same trimester.

In the event that publication of this index is delayed, rent can be provisionally calculated on the basis of the previously published index.

The modification of rent is automatic and requires no notification. In the event that the modification is not calculated immediately, this shall not in any way alter the right of either party to subsequently demand its retroactive application.

Should the INSEE index cease to be published and not be replaced by an official index, it shall be replaced by an equivalent index chosen either amicably between the parties, or, failing an amicable agreement, by a valuation made by a single expert, designated either by mutual agreement between the parties or by order of the Presiding Judge of the District Court, issued on the petition of the most diligent party. Tenant shall be exclusively responsible for the cost of the valuation and for court costs. The expert shall act as common representative of the parties in accordance with Civil Code article 1592, the provisions of which have been extended to rentals.

This escalator clause is an essential and requisite clause without which Landlord would not have contracted this Lease. Therefore, its partial or total non-application shall authorize Landlord, and only Landlord, to demand cancellation of the Lease without penalty.

*2) EXPENSES

Landlord considers the rent as net of expenses. Tenant shall pay all expenses, services, supplies, taxes and expenditures related to the leased premises, including, in particular, the Property Tax, expenses incumbent upon Landlord as a member of a Union or Unions, as well as insurance premiums for the building, and major repairs defined by Civil Code article 606.

Nevertheless, in the event that Landlord must pay any amounts on behalf of Tenant, Tenant shall have to reimburse Landlord immediately upon the first request.

Expenses normally incumbent upon Landlord, but contractually transferred to Tenant, are fiscally assimilated into a supplement to the rent. Consequently, the V.A.T. shall apply to these expenses.

*Tenant shall pay Landlord, with the trimestral rent check, a deposit for expenses calculated on the base of projected expenditures for the year. An adjustment shall be made based upon the final accounting of the expenses relative to the leased premises. The total of the deposit shall be revised each year by reference to the actual evolution of expenses. The first trimestral deposit is determined by the "specific terms".

*3) GUARANTY DEPOSIT

Upon signing this Lease, Tenant paid a guaranty deposit to Landlord, who hereby acknowledges receipt, in an amount equal to three months of rent including all taxes. The deposit amount shall be specified in the "specific terms".

The guaranty deposit shall be applied, at the expiration of the Lease or at the time of its anticipated cancellation, regardless of cause, to payment of all sums that Tenant might owe Landlord. However, Tenant may not in any case charge rents and expenses against this deposit.

At the time of each annual review of rent, the deposit shall be increased or reduced so that it always equals three months of rent including all taxes. Increased payments or reimbursements must be made upon the first request.

In the event of cancellation of this Lease due to non-performance by Tenant of one of its duties, the guaranty deposit shall be retained by Landlord for damages, without prejudice to Landlord's right to payment of rents incurred or to be incurred until the end of the pending triennial period, of the cost of repairs at Tenant's expense, and without prejudice to damages and interest payments which might be owing to Landlord.

ARTICLE 6 - TERMINATION CLAUSE

The parties expressly agree that in the event of failure to pay, upon the due date, a single term of rent, corresponding V.A.T., or expenses, or in the event of failure to perform any of the other stipulations of this Lease, the Lease shall be canceled automatically, if Landlord wishes, without having to give notice at law of this cancellation, one month after an order to pay or notice by out-of-court act to perform remain unfruitful.

Landlord shall regain free access to the premises simply by evicting Tenant by summary judgment. Subsequent offers may not stop the effect of this clause. There shall be no prejudice to Landlord's right to payment of rents incurred or to be incurred until the end of the pending triennial period or of the cost of repairs which are Tenant's responsibility. There shall be no prejudice to any other dues, rights or actions.

*ARTICLE 7 - GUARANTIES

These are indicated and set out in the "specific terms".

ARTICLE 8 - REGISTRATION

This Lease shall be registered by Landlord at Tenant"s expense.

ARTICLE 9 - MISCELLANEOUS EXPENSES

Tenant must pay all expenses, taxes, and fees of this Lease and those which are a consequence of it.

*ARTICLE 10 - DOCUMENTS TENDERED TO TENANT

These are indicated in the "specific terms".

ARTICLE 11 - CHOICE OF DOMICILE AND JURISDICTION

For the execution of these documents, Landlord elects its domicile in its registered office and Tenant in the leased premises.

THE PARTIES AGREE THAT ALL DISPUTES RELATING TO THIS DEED SHALL BE EXCLUSIVELY THE JURISDICTION OF THE COURTS OF THE LANDLORD S REGISTERED OFFICE.


CHAPTER II - SPECIFIC TERMS OF CONTRACT

This chapter II treats only the articles in the general terms which are completed or modified for the purposes of this contract.

ARTICLE 1 - DESCRIPTION OF PREMISES

- Building: 321 avenue Jean Jaures, LYON 69007

- Leased premises:

     On level 0 [the ground floor]:
          - premises for shops and industrial premises measuring 2785 m(2)

     On level 2 [the third floor]:
     - offices measuring                                808 m(2)
     - industrial premises measuring                   1382 m(2)
     - passageways measuring                            577 m(2)
     - bathrooms/toilets measuring                       18 m(2)
                                                       -------
     For a total of                                    2785 m(2)

Additionally, 70 basement parking spots and 7 outdoor parking spots.

Diagrams of the leased premises are attached hereto.

ARTICLE 2 - STARTING DATE AND TERM OF LEASE

This Lease is agreed to and accepted for a term of nine entire consecutive years, beginning October first one-thousand nine-hundred ninety-two (October 1, 1992) and ending October first two-thousand one (October 1, 2001), with the exception of the option of triennial cancellation, provided for by the decree of September 30, 1953. The parties nevertheless agree that Tenant cannot cancel this Lease prior to October first one-thousand nine-hundred ninety-eight (October 1, 1998).

ARTICLE 4 - TERMS OF LEASE

1) USE OF PREMISES

Tenant shall use the leased premises for commercial use for the needs of its manufacturing, trading, import, and export of any medical, particularly ocular, equipment and prostheses, as well as for any equipment necessary for production, for pharmaceutical development, and for development of micro-mechanics.

4) SUBLETTING AND ASSIGNMENT

As of now, Tenant DOMILENS LABORATORIES corporation, is authorized to sublet all or part of the below-described premises to any subsidiary company or sister company or company of which it owns over 34% equity.

7) SIGNS (1)

/handwritten: The outdoor signs and billboards in existence today, and of which Landlord and Tenant hereby declare full knowledge, are authorized as needed. [signature]/

ARTICLE 5 - FINANCIAL TERMS OF LEASE

1) RENT

a) BASE ANNUAL RENT

- Base annual rent before taxes..........................   FRF 9,750,000

- V.A.T..................................................   FRF 1,813,500
                                                           --------------
- Base annual rent including all taxes...................  FRF 11,563,500

--------------------------
(1) Specify the terms of posting signs or write "none".

b) INDEXING OF BASE ANNUAL RENT

Index used for determining base annual rent:
Index for the second trimester of 1992.

3) EXPENSES

- First trimestral deposit....................   FRF   to be specified later

3) GUARANTY DEPOSIT

The guaranty deposit, which equals one trimester of rent, before taxes, is fixed for the first year of the lease at FRF 2,437,500.

ARTICLE 7 - GUARANTIES

None.





                    [city:]
                           ---------------------
                    [date:]
                           ---------------------
                    Two original copies



Landlord,                          Tenant,

/signature/                             /signature/

                                                                Exhibit 10.84

[Translator's note: every page of this amendment, except the signature page, is initialed at the bottom by both parties.]


AMENDMENT NO. 1

BETWEEN THE UNDERSIGNED:

DOMILYON CORPORATION, with FRF 15,000,000 in assets, which became a Private Corporation on October 19, 1992, headquartered at 32 RUE DE LISBONNE, PARIS 75008, PARIS Trade and Company Register registration number B 348 447 285 (94 B 01767)

represented by Mr. Alain LEMAITRE, acting in his capacity as Director

                                                  Hereinafter "Landlord"

                                                    on the one hand

and

"DOMILENS LABORATORIES" corporation, with FRF 43,500,000 in assets, headquartered at 321 avenue Jean Jaures, LYON 69007, LYON Trade and Company Register registration number B 327 032 629,

represented by Mr. Francois PERRARD, its Chief Executive Officer, fully empowered to negotiate and sign this document,

                                                  Hereinafter "Tenant"
                                                    on the other hand

                                                              .../...

                                        REPORT


On October 1, 1992, DOMILENS LABORATORIES Corporation began leasing premises in a building located at 321 Avenue Jean Jaures, LYON 7th district:

- on level A.O. [ground floor] - business area:

     * premises for shops and industrial premises measuring approximately 2785 m(2)

- on level A2 [third floor] - business area:

     *    premises for offices, industrial use, and passageways measuring 2785
          m(2)

- 70 basement parking spots and 7 outdoor spots.
DOMILENS Corporation, given its new organization, wishes to return certain premises and lease others.

Under these conditions, DOMILENS Corporation met with owner DOMILYON Corporation and, by mutual agreement, the parties have agreed upon the following:

ARTICLE 1

The description of the premises as it appears in Chapter II, Article 1 of the above-referenced Lease, is replaced by the following description:

- Leased premises:

- on level B2 (third floor) of the offices area,

     * the entirety of premises for offices, passageways, and bathrooms/toilets amounting to a surface area measuring approximately 450 m(2)

- on level A0 [ground floor] - business area

     * premises for shops, industrial use, offices and passageways, bathrooms, and toilets amounting to a surface area measuring approximately 1796 m(2)

- on level A2 [third floor] - business area

     * the entire floor comprising offices, industrial premises, clean rooms, passageways, and bathrooms/toilets amounting to a surface area measuring approximately 2,785 m(2)

- on A4 - business area

     * Premises for use as offices, laboratories, and passageways amounting to a total surface area measuring approximately 464 m(2)

- on level B-1 (first basement of the office parcel)

     *    filing area with a surface area measuring approximately 138 m(2)

- 70 basement parking spots and 7 outdoor spots.

Diagrams of the premises so described are attached hereto.

ARTICLE 2

Tenant agrees to vacate the premises it is returning on September 1, 1994 at the latest, except for the premises located on A4 (business area) which must be vacated now. Tenant agrees to return these premises in a good state of cleanliness, upkeep and rental repairs, but Tenant shall not owe Landlord for repairs or restoration following disorder from construction stemming from biennial or decennial guaranties of perfect completion, or following any faulty construction or completion as stated in article 3 below.

An inventory of premises absolutely must be completed within a maximum of eight days following the starting date of this amendment, in order to make note of exiting disorder arising from the above guaranties.

ARTICLE 3

The first paragraph of article 4 (6) (a), repair and maintenance work is modified as follows:

Tenant shall be responsible not only for rental repairs and minor maintenance, but also for major repairs defined by Civil Code article 606, except disorder linked to construction defects arising from the usual guaranties of perfect completion or from biennial or decennial guarantee, or having been listed as one of Landlord's reservations at the time of receipt of the building.

By the same token, Tenant shall not be obligated to contribute to the cost of construction work stemming from one of the above-listed circumstances, in the event that the cost of restoration work is less than the deductible anticipated in Landlord's damages-construction policy.

ARTICLE 4

Notwithstanding articles 2-1 and 2-8 of the site's by-laws, established subsequent to the starting date of the Lease between Tenant and Landlord, and, in particular, as regards payment of compensation in the event of use of the common areas or of the presence of signs, it is hereby established that Tenant shall be free to maintain its existing equipment in the known common areas, with the exception of the common areas located on level 1 [floor 2] (cafeteria, kitchenette, lounge, infirmary, showers ....) at the starting date of this amendment, as well as the outdoor signs, without compensation or fees of any nature, other than those arising from the use, repair or renewal of it own fixtures, as this right was taken into consideration at the time the rent was fixed.

ARTICLE 5

As long as Landlord will not have set up a reception area in the entryway of the building, common to all occupants, Tenant shall be authorized to maintain the reception area currently in existence for its sole use, at its sole expense, according to its own schedule, and without additional compensation or fees to Landlord, as long as Tenant wishes, within the limits of the condition explained above.

ARTICLE 6

As Tenant is not in the business of delivering services in the building to the occupants, Landlord expressly authorizes Tenant to disconnect from its switchboard system and from its access control system, all the connections no longer corresponding to its establishment.

ARTICLE 7

Given the Tenant's particular business, the parties agree to meet in order to define by mutual agreement the level of services to provide Tenant, except for the services whose conditions of operation are under the direct control of Tenant.

ARTICLE 8

Beginning August 1, 1994, contracts with EDF [electricity and gas company] shall be at the expense of Landlord as general services. Beforehand, Tenant shall meet with Landlord to finalize the separation of electric supplies and the metering of this energy.

ARTICLE 9

All other provisions of this Lease remain unchanged, in particular the financial provisions.

ARTICLE 10

This amendment shall take effect on May 10, 1994







Paris, May 9, 1994

/signature/